UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 24, 2004

THE STEPHAN CO.

(Exact name of registrant as specified in its charter)

Florida	1-4436	59-0676812
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1850 W. McNab Road Fort Lauderdale, Florida	33309
(Address of principal executive offices)	(Zip Code)

(954) 971-0600

(Registrant’s telephone number including area code)

Item 5. Other Events

On March 24, 2004, the Company entered into a Second Amended and Restated Agreement and Plan of Merger pursuant to which Stephan will be acquired by Gunhill Enterprises, Inc., a wholly-owned subsidiary of Eastchester Enterprises, Inc., which is owned by Frank F. Ferola, Thomas M. D’Ambrosio, John DePinto and Shouky A. Shaheen together with their affiliates (the “Acquisition Group”). At the time of the transaction, Eastchester Enterprises, Inc. will beneficially own approximately 26.1% of Stephan’s outstanding common stock. In addition, Frank F. Ferola is Stephan’s Chairman and Chief Executive Officer and Messrs. D’Ambrosio, DePinto and Shaheen are members of the Board of Directors of Stephan. Under the amended merger agreement the public shareholders, other than the members of the Acquisition Group, will be entitled to receive $4.60 in cash for each share they own (the “Merger Consideration”).

We entered into the amended merger agreement following approval by our Board of Directors based in part upon the unanimous recommendation of a special committee comprised of non-management, disinterested directors. The special committee has received an updated opinion from its financial advisor, SunTrust Robinson Humphrey, that the per share Merger Consideration is fair from a financial point of view to the stockholders other than the members of the Acquisition Group.

The foregoing is merely a summary of certain of the terms of the merger agreement and does not purport to be a complete statement of the terms, conditions or provisions of the agreement. A copy of the merger agreement is included as Exhibit 2.1 to this report.

On March 22, 2004, the Company issued a press release announcing the approval and execution of the merger agreement. A copy of the press release is included as Exhibit 99.1 to this report.

SAFE HARBOR

This report contains forward-looking information including statements about the Merger. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements, including the risk that the conditions to the Merger, including the requirement to obtain stockholder approval of the Merger, will not be satisfied and the Merger will not be completed. Other factors associated with the Company’s business that may affect its operations are discussed in the Company’s filings with the Securities and Exchange Commission.

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Item 7. Financial Statements, Pro Forma Financial Statements and Exhibits.

(c	)	Exhibits.

		2.1	Second Amended and Restated Agreement and Plan of Merger among The Stephan Co., Eastchester Enterprises, Inc. and Gunhill Enterprises, Inc. dated as of March 24, 2004.

		99.1	The Stephan Co. press release dated March 22, 2004.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE STEPHAN CO.

March 29, 2004	By:	/s/ David A. Spiegel
David A. Spiegel
Chief Financial Officer

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EXHIBIT INDEX

EXHIBIT	DESCRIPTION
2.1	Second Amended and Restated Agreement and Plan of Merger among The Stephan Co., Eastchester Enterprises, Inc. and Gunhill Enterprises, Inc. dated as of March 24, 2004.

99.1	The Stephan Co. press release dated March 22, 2004.